Exhibit 10.1

December [●], 2021

Deal Bonus Agreement

Dear [●]:

As you are aware, CyrusOne Inc. (the “Company”) has entered into a merger agreement, dated November 14, 2021 (the “Merger Agreement”), with Cavalry Parent L.P. and Cavalry Merger Sub LLC (together, the “Acquiror”), pursuant to which the Acquiror intends to acquire the Company (the “Transaction”). You have been identified as integral to the success of the Transaction, and the Company would like to provide you with an additional incentive to continue your employment with the Company. Therefore, we are pleased to offer you a deal bonus in an aggregate amount of $[●] (the “Deal Bonus”) pursuant to the terms of this letter agreement.

1.                  Deal Bonus. (a) The Deal Bonus will be earned as follows: (i) one-half of the Deal Bonus will be earned if you remain employed with the Company or one of its subsidiaries or affiliates through the closing of the Transaction (the “Closing”) and (ii) the remaining half of the Deal Bonus will be earned if you remain employed with the Company or one of its subsidiaries or affiliates through the 90 day anniversary of the Closing (each such date, a “Vesting Date”). Any earned portion of the Deal Bonus will be paid within ten days following the applicable Vesting Date. Other than as set forth in Section 1(b), if your employment with the Company and its subsidiaries and affiliates terminates prior to the final Vesting Date, any portion of the Deal Bonus that is then unearned will be immediately forfeited and you will have no further rights with respect thereto.

(b)       Notwithstanding the foregoing, in the event that, prior to the final Vesting Date, your employment with the Company and its subsidiaries and affiliates is terminated due to your death or disability or, following the Closing, under circumstances that entitle you to receive severance, then the Deal Bonus will be earned in full and the Company or its applicable subsidiary will pay you any then unpaid portion of the Deal Bonus within 10 days following such termination.

(c)       In the event that prior to the Closing, the Merger Agreement is terminated in connection with the Company entering into another merger agreement in connection with a superior proposal from another potential acquirer (a “Superior Proposal”), (i) this letter agreement shall continue in full force and effect and (ii) as used in this letter agreement, the term “Merger Agreement” shall mean the merger agreement entered into in connection with such Superior Proposal and the term “Acquiror” shall mean the potential acquirer in connection with such Superior Proposal.

2.                  Restrictive Covenants. Receipt of the Deal Bonus is conditioned on your continued compliance with any non-competition covenant applicable to you as of the date of this letter agreement or that is entered into between you and the Company on or after the date of this letter agreement and prior to the Closing.

3.                  Confidentiality. You hereby agree that you will keep the terms of this letter agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or professional advisers (who also must keep the terms of this letter agreement confidential). Notwithstanding the foregoing, nothing in or about this letter agreement prohibits you from: (a) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintain the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (b) providing confidential information to the SEC, or providing the SEC with information that would otherwise violate this Section 3, to the extent permitted by Section 21F of the Exchange Act; (c) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (d) receiving a monetary award as set forth in Section 21F of the Exchange Act.

4.                  Withholding. Subject to applicable law, the Company or its applicable subsidiary may deduct and withhold from the Deal Bonus such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

5.                  Assignment. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this letter agreement, the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this letter agreement is assigned. You may not assign this letter agreement without the prior written consent of the Company, except that your rights hereunder shall inure to the benefit of, and be enforceable by, your executors, successors, heirs, distributes, devisees and legatees.

6.                  Entire Agreement. This letter agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof (other than with respect to non-competition covenants, in which case the applicable restrictive covenant agreement and the applicable severance plan shall also apply), (b) cannot be amended, modified or waived except in writing signed by you and the Company and (c) shall be construed and interpreted in accordance with the laws of the State of Texas. Nothing contained herein, including the award of the Deal Bonus, constitutes a contract or guarantee of employment with the Company or any of its subsidiaries or affiliates or is intended to modify the terms or conditions of your employment with the Company and its subsidiaries and affiliates.

7.                  Counterparts. This letter agreement may be executed in any number of counterparts (including by facsimile or PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

As a key member of the Company’s success to date, we are asking for your continued leadership in connection with the Transaction. You will play an important role in ensuring that the Transaction is successful for both the Company and the Acquiror, and that is why you are receiving this award. We look forward to working with you in pursuit of a successful Transaction and Closing.

CyrusOne Inc.

By:
Name: [●]
Title: [●]

Accepted and Agreed:

By:
Employee’s Name: [●]
Title: [●]
Dated: December ____, 2021

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